Exhibit 12.1

6922767 Holding S.à r.l.

Ratio of Earnings to Fixed Charges

(Dollars in thousands)

	Successor											Predecessor
	As at and for the nine months ended January 31,				As at and for the year ended April 30,							Period from May 1, 2008 to September 15,	As at and for the year ended April 30,
	2013		2012		2012		2011		2010		2009	2008	2008
Fixed Charges:
Interest, including amortization of deferred financing charges, discounts and other charges	$99,217		$100,630		$132,871		$153,389		$84,969		$46,416	$30,095	$63,406
Interest portion of rental payments	69,252		58,762		81,084		77,273		70,483		48,959	28,772	71,277

Total fixed charges	$168,469		$159,392		$213,955		$230,662		$155,452		$95,375	$58,867	$134,683

Loss from continuing operations before income taxes and earnings (loss) from equity accounted investees, plus distributed income from equity investees less capitalized interest	$(39,641)		$(40,376)		$(33,520)		$(97,142)		$(65,930)		$(714,452)	$(61,125)	$(4,576)
Plus: fixed charges (calculated above)	168,469		159,392		213,995		230,662		155,452		95,375	58,867	134,683

Earnings available to cover fixed charges	$128,828		$119,016		$180,435		$133,520		$89,522		$(619,077)	$(2,258)	$130,107

Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	—	(4)	—	(5)	— (6)	— (7)	—	(8)

(1)	Earnings were insufficient to cover fixed charges by $39.6 million for the nine months ended January 31, 2013.
(2)	Earnings were insufficient to cover fixed charges by $40.4 million for the nine months ended January 31, 2012.
(3)	Earnings were insufficient to cover fixed charges by $33.5 million for the year ended April 30, 2012.
(4)	Earnings were insufficient to cover fixed charges by $97.1 million for the year ended April 30, 2011.
(5)	Earnings were insufficient to cover fixed charges by $65.9 million for the year ended April 30, 2010.
(6)	Earnings were insufficient to cover fixed charges by $714.5 million for the year ended April 30, 2009.
(7)	Earnings were insufficient to cover fixed charges by $61.1 million for the period from May 1, 2008 to September 15, 2008.
(8)	Earnings were insufficient to cover fixed charges by $4.6 million for the year ended April 30, 2008.